Exhibit 10.52
Oral Agreement
•	This oral arrangement was entered into on December 20, 2008, between Mr. Xuchun Wang and the shareholders of Ruixing Group Co., Ltd.
•	Mr. Wang will act as nominee on behalf of Ruixing Group’s shareholders until such time as his nominee role is terminated by a majority of Ruixing Group’s shareholders.
•	Mr. Wang receives no compensation for acting as a nominee.
•	Mr. Wang will act at the direction of Mr. Guangyin Meng as to key decisions affecting the beneficial owners of Shandong Xiangrui, except as to decisions to sell the shares of Shandong Xiangrui, including any change in control transaction such as a merger with a third party, in which case unanimity of the beneficial owners of Shandong Xiangrui is required.
•	If Mr. Wang fails to follow instructions of Ruixing Group’s shareholders, the latter may pursue all legal remedies available against Mr. Wang.